Exhibit 99.1

10 Cabot Place, Stoughton, MA 02072

News Release

For Immediate Release October 23, 2018	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (617-925-1961) mdevlin@envisionbank.com

RANDOLPH BANCORP, INC. ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE 2018 FINANCIAL RESULTS

STOUGHTON, Massachusetts, October 23, 2018 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Envision Bank (the “Bank”), today announced net losses of $142,000, or $0.03 per share, for the three months ended September 30, 2018 and $1,859,000, or $0.33 per share for the nine months ended September 30, 2018 compared to net income of $49,000, or $0.01 per share, for the three months ended September 30, 2017 and a net loss of $548,000, or $0.10 per share for the nine months ended September 30 2017. The net loss for the three and nine months ended September 30, 2018 included gains totaling $320,000 due to the sale of a former branch office and an insurance recovery. Excluding these non-recurring items, the net loss would have been $462,000, or $0.08 per share, and $2,179,000, or $0.39 per share, for the three and nine months ended September 30, 2018, respectively. The net loss for the nine months ended September 30, 2017 included merger and integration costs of $531,000 associated with the Company’s 2016 acquisition of First Eastern Bankshares Corporation (“First Eastern”). Excluding these non-recurring costs and related tax effects, the net loss would have been $101,000, or $0.02 per share, for the nine months ended September 30, 2017.

At September 30, 2018, total assets amounted to $589.7 million compared to $565.9 million at June 30, 2018, an increase of $23.8 million, or 4.2%. During this quarterly period, net loans held in portfolio increased by $41.2 million while loans held for sale decreased by $12.5 million. During this same period, deposits increased by $4.3 million.

James P. McDonough, President and Chief Executive Officer, stated, “Our operating results for the current quarter continued to be negatively affected by margin compression on loan sales. As we noted in our previous quarterly reports this year, competitive pressures among banks and other lenders competing for market share and lower demand for higher margin FHA loans have contributed to this compression. In addition, softening in pricing for mortgage-backed securities used to package the conventional mortgages we sell to the secondary market has also contributed to the decrease in margin and losses in our mortgage banking business.”

Mr. McDonough added, “In December 2017, we reduced our workforce in response to lower production volume. While our residential loan originations have increased 13% this year, we now face the new challenge of margin compression. With the continuation of this trend, we are exploring ways to achieve further cost savings in our mortgage banking operations. Our commitment to mortgage banking remains as strong as ever and we will continue to look to opportunities to expand our loan origination capabilities.”

Third Quarter Operating Results

Net interest income increased by $444,000, or 11.6%, to $4,260,000 for the three months ended September 30, 2018 compared to the same period in the prior year. This improvement was due to an increase in average interest-earning assets between periods of $68.9 million, or 14.5%, as the Company continued to leverage the capital raised in its 2016 initial public offering. The net interest margin decreased in the third quarter of 2018 to 3.13% from 3.24% in the third quarter of 2017, due to a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities from 135.4% in 2017 to 128.5% in 2018, as well as increases in the cost of deposits and borrowings attributable to steady increases in the federal funds rate during the past two years combined with a flattening yield curve.

The Company recognized a provision for loan losses of $178,000 for the three months ended September 30, 2018 while no provision was recorded for the three months ended September 30, 2017. The provision in 2018 was directly attributable to residential loan portfolio growth. Classified and nonaccrual loan balances were stable during the quarter while regional and local economic data trends, including housing prices, remained positive. The allowance for loan losses was 0.82% of total loans at September 30, 2018 compared to 0.92% at December 31, 2017 and was 186.2% of non-performing loans at September 30, 2018 compared to 165.9% at December 31, 2017.

Non-interest income decreased $363,000 from $3,571,000 for the three months ended September 30, 2017 to $3,208,000 for the three months ended September 30, 2018. Included in non-interest income in the 2018 period were non-recurring gains totaling $320,000 due to the sale of a former branch office and an insurance recovery. Excluding these non-recurring gains, non-interest income would have decreased by $683,000. This decrease was entirely due to a decrease of $749,000, or 27.7%, in the gain on loan origination and sale activities caused by a declining profit margin. The declining profit margin represents a continuing trend and is due to competitive pressures as banks, and other lenders, compete based on rate to maintain market share, and lower demand for FHA loans which have a higher profit margin than conforming conventional loans. Other components of non-interest income increased $66,000 between periods due primarily to higher mortgage servicing fee income.

Non-interest expenses increased $218,000, or 3.0%, from $7,209,000 for the three months ended September 30, 2017 to $7,427,000 for the three months ended September 30, 2018. This increase was primarily due to salaries and employee benefits which increased $141,000, or 3.0%, despite a reduction in full-time equivalent employees from 201 at June 30, 2017 to 183 at September 30, 2018. Items giving rise to the increase in salaries and employee benefits included stock-based compensation of $128,000, transition payments to new loan originators of $77,000, increased commissions of $66,000 due to a 23% increase in residential loan originations, and salary increases averaging 2.5% or $65,000. Other components of non-interest expenses increased by $98,000 in aggregate with increased occupancy costs associated with new facilities, stock-based compensation for directors and volume-related mortgage banking operating costs more than offsetting lower spending for marketing and professional fees.

A federal tax provision of $129,000 was recognized for the three months ended September 30, 2017 while no provision or benefit for federal income taxes was recognized for the three months ended September 30, 2018. State income taxes of $5,000 were provided during the three months ended September 30, 2018. The 2017 tax provision resulted from, and was limited to, an offsetting tax benefit attributable to other comprehensive income caused by appreciation during 2017 in the fair value of available-for-sale securities. The Company has a net operating loss carryforward (“NOL”) at September 30, 2018 of $13.4 million. Since 2014, the NOL as well as other deferred tax assets have been subject to a full valuation allowance, which totaled $3.2 million at September 30, 2018.  We evaluate this position on a quarterly basis. Based on recent operating results, we concluded that the valuation allowance should be maintained at September 30, 2018.

Year-to-Date Operating Results

Net interest income increased by $1,286,000 million, or 11.7%, for the nine months ended September 30, 2018 compared to the same period in the prior year. This increase was due to an increase in average interest-earning assets between periods of $62.7 million, or 13.7%, as the Company continued to leverage the capital raised in its 2016 initial public offering.  The net interest margin decreased in 2018 to 3.15% from 3.24% in 2017 due primarily to a reduction in the ratio of average interest-earning assets to average interest-bearing liabilities from 136.9% in 2017 to 129.3% in 2018, as well as increases in the cost of deposits and borrowings attributable to steady increases in the federal funds rate during the past two years combined with a flattening yield curve.

The Company recognized a provision for loan losses of $183,000 and $335,000 for the nine months ended September 30, 2018 and 2017, respectively. The provision in both periods was primarily attributable to loan portfolio growth. In addition, the provision in 2018 was favorably affected by reductions in the qualitative portion of the allowance for loan losses (“ALLL”) for both commercial real estate loans and home equity loans and an increase in the qualitative portion of the

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

ALLL for consumer loans. Together these changes reduced the amount that would have been provided based on loan growth by $265,000.

Non-interest income decreased $2,017,000 from $10,415,000 for the nine months ended September 30, 2017 to $8,398,000 for the nine months ended September 30, 2018. Included in non-interest income in the 2018 period were non-recurring gains totaling $320,000 due to the sale of a former branch office and an insurance recovery. Excluding these non-recurring gains, non-interest income would have decreased $2,337,000 due primarily to a decrease of $1,908,000, or 26.3%, in the gain on loan origination and sale activities. This decrease is primarily attributable to a declining profit margin experienced throughout 2018 due to competitive pressures as banks, and other lenders, compete based on rate to maintain market share, and lower demand for FHA loans which have a higher profit margin than conforming conventional loans. Other components of non-interest income decreased $429,000 between periods due primarily to a reduction in net mortgage servicing fees of $214,000 resulting from the sale of $379 million in serviced loans in July 2017, as well as the gain recognized on the sale of mortgage servicing rights totaling $150,000.

Non-interest expenses increased $570,000 from $21,766,000 for the nine months ended September 30, 2017 to $22,336,000 for the nine months ended September 30, 2018. Included in non-interest expenses in the 2017 period were $531,000 in merger and integration costs associated with the First Eastern acquisition. Excluding this non-recurring item, non-interest expenses increased $1,101,000, or 5.2%, in the nine months ended September 30, 2018 compared to the same period in the prior year.  Salaries and employee benefits increased $107,000 despite a reduction in full-time equivalent employees from 220 at December 31, 2016 to 183 at September 30, 2018. Items giving rise to the increase in salaries and employee benefits included stock-based compensation of $380,000, transition payments to new loan originators of $304,000, increased commissions of $189,000 due to a 13% increase in residential loan originations, and salary increases averaging 2.5% or $195,000. These increases totaling $1,068,000 fully offset cost savings associated with the reduction in employee headcount.

Also contributing to the increase in non-interest expenses were higher occupancy and equipment costs of $200,000 due to investments made in connection with the relocation of the Andover loan operations center as well as the relocation of two branch offices. Marketing costs increased $243,000 due to additional advertising associated with the re-branding to Envision Bank. Other non-interest expenses increased $746,000 between periods primarily due to $217,000 of director stock-based compensation costs, additional mortgage banking operating costs of $281,000 primarily due to increased production volume, and smaller increases for software maintenance, data communications and interchange fees.

A federal tax benefit of $151,000 was recognized for the nine months ended September 30, 2017 while no federal tax benefit was recognized for the nine months ended September 30, 2018. The 2017 tax benefit resulted from, and was limited to, an offsetting tax provision attributable to other comprehensive income caused by appreciation in 2017 in the fair value of available-for-sale securities. State income taxes of $14,000 and $3,000 were provided during the nine months ended September 30, 2018 and 2017, respectively.

Balance Sheet

Total assets were $589.7 million at September 30, 2018 compared to $531.9 million at December 31, 2017, an increase of $57.8 million, or 10.9%. This growth resulted from an increase in portfolio loans which increased $68.5 million. Partially offsetting this increase was a $7.2 million reduction in the investment portfolio consistent with the Company’s strategy to allocate a greater portion of its interest-earning assets to loans. The growth in loans was primarily funded by a $60.3 million increase in deposits.

Net loans totaled $468.9 million at September 30, 2018, an increase of $68.5 million, or 17.1%, from December 31, 2017. This growth occurred primarily in residential mortgage loans which increased $55.8 million, or 28.1%, primarily due to additional loan production associated with mortgage loan originators hired in 2018.

Deposits increased $60.3 million, or 16.4%, to $427.2 million at September 30, 2018 from $366.8 million at December 31, 2017. Included in this increase was $46.6 million of brokered deposits. The Company has significantly increased its

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

utilization of brokered deposits in 2018 due to their lower costs in comparison to FHLBB advances. Non-brokered deposits increased $13.7 million, or 3.8%, during the first nine months of 2018 primarily due to increases in money market accounts and term certificates, both product types where the Company raised its interest rates to meet competition.

Total stockholders’ equity was $78.1 million at September 30, 2018 compared to $81.5 million at December 31, 2017. The decrease of $3.4 million during the first nine months of 2018 was due to the net loss of $1.9 million, a reduction in the fair value of available-for-sale securities of $1.7 million and stock repurchases of $630,000. These items were partially offset by equity adjustments of $737,000 related to the stock benefit plan and employee stock ownership plan. The Company’s tier one capital to average assets was 14.1% at September 30, 2018 compared to 16.0% at December 31, 2017. The Company and the Bank exceeded all regulatory capital requirements at September 30, 2018.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Envision Bank and its Envision Mortgage Division. Envision Bank is a full-service community bank with six retail branch locations, four loan production offices and loan operations centers in Stoughton, North Attleboro and Andover, Massachusetts.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as return on average assets, return on average equity, non-interest income to total income and the efficiency ratio, and, where applicable, as adjusted for non-recurring items. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A table reconciling the Company’s GAAP to non-GAAP net loss is presented herein.

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2018	2017

Assets
Cash and due from banks	$3,262	$3,562
Interest-bearing deposits	2,658	5,260
Total cash and cash equivalents	5,920	8,822

Certificates of deposit	2,695	2,940
Securities available for sale, at fair value	54,405	61,576
Loans held for sale, at fair value	24,120	25,390
Loans, net of allowance for loan losses of $3,890 in 2018 and $3,737 in 2017	468,938	400,373
Federal Home Loan Bank of Boston stock, at cost	3,471	3,310
Accrued interest receivable	1,521	1,432
Mortgage servicing rights, net	7,316	6,397
Premises and equipment, net	6,521	8,670
Bank-owned life insurance	8,186	8,037
Foreclosed real estate	82	193
Other assets	6,507	4,752

Total assets	$589,682	$531,892

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$66,810	$62,130
Interest bearing	306,759	297,691
Brokered	53,604	7,015
Total deposits	427,173	366,836

Federal Home Loan Bank of Boston advances	77,411	75,954
Mortgagors' escrow accounts	1,810	907
Post-employment benefit obligations	2,588	2,750
Other liabilities	2,570	3,962
Total liabilities	511,552	450,409

Stockholders' Equity:
Common stock	60	61
Additional paid-in capital	56,549	56,493
Retained earnings	28,556	30,415
ESOP-Unearned compensation	(4,179)	(4,319)
Accumulated other comprehensive loss, net of tax	(2,856)	(1,167)
Total stockholders' equity	78,130	81,483

Total liabilities and stockholders' equity	$589,682	$531,892

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest and dividend income:
Loans	$5,036	$3,936	$13,917	$11,049
Other interest and dividend income	432	453	1,317	1,399
Total interest and dividend income	5,468	4,389	15,234	12,448

Interest expense	1,208	573	2,958	1,458

Net interest income	4,260	3,816	12,276	10,990
Provision for loan losses	178	—	183	335

Net interest income after provision for loan losses	4,082	3,816	12,093	10,655

Non-interest income:
Gain on loan origination and sale activities, net	1,956	2,705	5,356	7,264
Gain on sale of building	230	—	230	—
Gain on sales of securities	—	—	49	—
Other	1,022	866	2,763	3,151
Total non-interest income	3,208	3,571	8,398	10,415

Non-interest expenses:
Salaries and employee benefits	4,788	4,647	14,166	14,059
Occupancy and equipment	728	682	2,157	1,957
Professional fees	252	367	824	1,019
Marketing	205	277	867	624
Merger and integration costs	—	7	—	531
Other non-interest expenses	1,454	1,229	4,322	3,576
Total non-interest expenses	7,427	7,209	22,336	21,766

Income (loss) before income taxes	(137)	178	(1,845)	(696)
Income tax provision (benefit)	5	129	14	(148)

Net income (loss)	$(142)	$49	$(1,859)	$(548)

Income (loss) per common share (basic and diluted)	$(0.03)	$0.01	$(0.33)	$(0.10)

Weighted average common shares outstanding	5,567,596	5,429,564	5,585,571	5,427,262

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income (loss) - GAAP basis	$(142)	$49	$(1,859)	$(548)

Non-interest income adjustments:	(230)	—	(230)	—
Gain on sale of building	(90)	—	(90)	—
Gain on insurance recovery
Non-interest expense adjustment:
Merger and integration costs	—	7	—	531
Related tax effects	—	59	—	(84)
Net income (loss) - Non-GAAP basis	$(462)	$115	$(2,179)	$(101)

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Return on average assets: (1,4)
GAAP	(0.10%)	0.04%	(0.45%)	(0.15%)
Non-GAAP (2)	(0.32%)	0.09%	(0.53%)	(0.03%)

Return on average equity: (1,5)
GAAP	(0.72%)	0.23%	(3.10%)	(0.87%)
Non-GAAP (2)	(2.33%)	0.54%	(3.63%)	(0.16%)

Net interest margin	3.13%	3.24%	3.15%	3.24%

Non-interest income to total income:
GAAP	36.98%	44.86%	35.54%	45.55%
Non-GAAP (2)	34.56%	44.86%	34.65%	45.55%

Efficiency ratio: (6)
GAAP	99.45%	97.59%	108.04%	101.69%
Non-GAAP (2)	103.74%	97.50%	109.59%	99.21%

Tier 1 capital to average assets	14.10%	16.35%	14.72%	16.71%

Nonperforming assets as a percentage of total assets	0.35%	0.43%	0.35%	0.43%

Allowance for loan losses as a percentage of total loans (3)	0.82%	0.94%	0.82%	0.94%

Allowance for loan losses as a percentage of non-performing loans	186.21%	162.54%	186.21%	162.54%

Tangible book value per share	$13.04	$14.16	$13.04	$14.16

(1)	Annualized for quarterly and year-to-date periods presented.
(2)	See page 7 - Reconciliation of GAAP to Non-GAAP Net Income (Loss).
(3)	Total loans exclude loans held for sale but include net deferred loan costs and fees.
(4)	This non-GAAP measure represents net income (loss) divided by average total assets.
(5)	This non-GAAP measure represents net income (loss) divided by average stockholders’ equity.
(6)	This non-GAAP measure represents total non-interest expenses divided by the sum of net interest income and non-interest income.